EXHIBIT 99.2

Phoenix Footwear Group, Inc.

PHOENIX FOOTWEAR ANNOUNCES FORMATION OF SPECIAL

COMMITTEE TO CONSIDER STRATEGIC ALTERNATIVES

(Carlsbad, California – November 11, 2008) — Phoenix Footwear Group, Inc. (NYSE Alternext US: PXG) (the “Company”) today announced that its Board of Directors formed a Special Committee of independent outside directors to consider strategic opportunities, including proposals for the purchase of the Company or one or more of its divisions, in an effort to enhance stockholder value. In this regard, James R. Riedman, the Company’s Chairman of the Board, and the Company’s largest stockholder, has expressed an interest in forming a group to make a proposal to the Special Committee.

The Special Committee is authorized to negotiate on behalf of the Board of Directors and to consider, pursue and accept or reject any proposals received from the Riedman Group or any third party, subject to required stockholder approval. The Special Committee’s members include Steven DePerrior, Gregory Harden, John Kratzer and Fred Port. The Committee has retained BB&T Capital Markets, a division of Scott & Stringfellow, Inc., as its independent financial advisor to assist it in its work. The Committee has also retained independent legal counsel.

The Special Committee cautions the Company’s stockholders and others considering trading in its securities that it has not received a proposal of any kind at this time and there can be no assurance that any definitive offer will be made, that any definitive agreement will be executed or if a definitive offer is received, that any transaction will be approved or consummated.

The Special Committee does not intend to provide ongoing disclosure with respect to the progress of its work unless a definitive agreement is approved and executed unless the Committee believes disclosure is otherwise appropriate.

About Phoenix Footwear Group, Inc.

Phoenix Footwear Group, Inc., headquartered in Carlsbad, California, designs, develops and markets a diversified selection of men’s and women’s dress and casual footwear, belts, and other accessories. The Company’s moderate-to-premium priced brands include the Tommy Bahama Footwear®, Trotters®, SoftWalk®, Strol®, H.S. Trask®, and Chambers Belts®. Emphasizing quality, fit and traditional and authentic designs, these brands are primarily sold through department stores, specialty retailers, mass merchants and catalogs. Phoenix Footwear Group, Inc. is traded on the NYSE Alternext US, which was formerly American Stock Exchange, under the symbol PXG.

Forward-Looking Statements

All statements regarding the Company’s expected plans are forward-looking statements and include, without limitation, statements related to the potential submission of a proposal for the purchase of the Company or one or more of its divisions, the Company’s decision to explore a possible sale of the Company and other strategic opportunities, and the Special Committee’s engagement of a financial advisor. The words “anticipates,” “will,” “expects,” “intends” and words of similar meaning identify forward-looking statements. Forward-looking statements also include representations of the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including the Company’s ability to successfully implement a strategic opportunity, the decision by the Company to explore one or more strategic opportunities, whether a strategic opportunity could result in enhanced stockholder value and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date of this report, and the Company expressly disclaims any obligation to release publicly any update or revision to any forward-looking statement contained herein if there are changes in the Company’s expectations or if any events, conditions or circumstances on which any such forward-looking statement is based.

Contacts:

P. Douglas Ford	Andrew Greenebaum / Lena Adams
Chief Financial Officer	ICR, Inc.
Phoenix Footwear Group, Inc.	(310) 954-1100
(760) 602-9688	agreenebaum@icrinc.com or ladams@icrinc.com